==========================================================================


                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                         SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                 of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                          CFI PROSERVICES, INC.
          (Exact Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee  computed  on table  below  per  Exchange  Act  Rules  14a-6(i)(1)
     and 0-11
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)    Amount Previously Paid:
     2)    Form, Schedule or Registration Statement No.:
     3)    Filing Party:
     4)    Date Filed:

==========================================================================

                              CFI ProServices, Inc.
                               400 SW Sixth Avenue
                             Portland, Oregon 97204
                                 (503) 274-7280

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders:

The 1999 annual meeting of shareholders of CFI ProServices, Inc. (the "Company") will be held at the Mayfair Room of the Benson Hotel, located at 309 S.W.
Broadway, Portland, Oregon 97205, on Friday, May 14, 1999, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

(1)  to elect three (3) Class 3 directors  with terms expiring in 2002 (Proposal
     1);
(2) to consider and act upon the Second Amendment to the 1995 Consolidated and Restated Stock Option Plan (Proposal 2);
(3) to consider and act upon the First Amendment to the Restated Outside Director Compensation and Stock Option Plan (Proposal 3);
(4) to ratify the selection of Arthur Andersen LLP as the Company's auditors for the year ending December 31, 1999 (Proposal 4); and
(5) to transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of Common Stock of record at the close of business on March 31, 1999 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING, WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.
                                    By Order of the Board of Directors,


                                 Robert T. Jett
                                    Secretary
Portland, Oregon
April 7, 1999

                              CFI ProServices, Inc.
                               400 SW Sixth Avenue
                             Portland, Oregon 97204
                                 (503) 274-7280
                               -------------------
                                 PROXY STATEMENT
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1999

SOLICITATION AND REVOCATION OF PROXIES
The Board of Directors of CFI ProServices, Inc. (the "Company") is soliciting the proxies of all holders of the Company's Common Stock who may be unable to personally attend the annual meeting of shareholders to be held at The Benson Hotel, Mayfair Room, located at 309 S. W. Broadway, Portland, Oregon 97205, on Friday, May 14, 1999, at 10:00 a.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly.

This Proxy Statement, together with the accompanying proxy card and the Company's 1998 Annual Report, are being mailed to shareholders commencing April 9, 1999. The Annual Report includes the Company's audited financial statements for the fiscal year ended December 31, 1998.

All shares represented by proxies, which have been properly executed and returned to the Company, will be voted at the meeting. Where a shareholder eligible to vote specifies a choice by means of the ballot space provided in the proxy, the shares will be voted in accordance with the specification so made. If no specification is made, such shares will be voted FOR each Item. The proxy may be revoked by you at any time before it is exercised by (i) delivering to the Company a later dated proxy; (ii) giving written notice of revocation to the Secretary of the Company at the Company's address shown above; or (iii) attending the meeting and voting your shares in person.

The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or regular employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company. In addition, the Company reserves the right to utilize the services of an independent proxy solicitation firm to assist with the solicitation of proxies. If the services of an independent proxy solicitation firm are used, the cost is estimated not to exceed $5,000.

VOTING SECURITIES OF THE COMPANY
The Company had 5,083,527 shares of Common Stock outstanding on March 31, 1999. Each holder of Common Stock of record at the close of business on March 31, 1999, will be entitled to one vote on all matters properly submitted at the meeting for each share of Common Stock held of record. A majority of shares of Common Stock outstanding at the close of business on March 31, 1999 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO SIGN AND RETURN
                                   YOUR PROXY.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

The Company's Articles of Incorporation provide that the Board of Directors shall be fixed as provided by the Bylaws, but the number of directors shall be not less than three (3). The Company's Bylaws provide that the Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. The Articles and Bylaws also provide that at any time when the Board of Directors consists of six (6) or more members, in lieu of electing the entire Board of Directors annually, the Board shall be divided into three (3) classes, with the method of classification made by the director then serving as Chairman of the Board. Members of each of the three classes of directors generally are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Currently the Board of Directors consists of eight (8) directors divided into three classes. Of these, five (5) Directors are continuing their terms after the Company's 1999 Annual Meeting and three (3) Directors are standing for reelection at the Company's 1999 Annual Meeting.

Class 3 Directors. The Chairman has designated J. Kenneth Brody, Robert T. Jett and Lorraine O. Legg as Class 3 Directors. Mr. Brody, Mr. Jett and Ms. Legg were elected to the Board of Directors by the Company's shareholders at the 1996 annual meeting and are serving three-year terms which terminate at the 1999 annual meeting. These three Directors are nominees for election to the Board as Class 3 Directors to serve until the 2002 annual meeting, or until their successors have been duly elected and qualified.

In case any of the Class 3 Director nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH NOMINEE LISTED.

Directors are elected by a plurality of the votes of the shareholders present or represented by proxies at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                     CLASS 3
                               (TERM ENDING 2002)

J. KENNETH BRODY
Chairman
ComPix Incorporated                                                      Age: 76
Portland, Oregon                                           Director Since:  1990

Mr. Brody has served as a director of the Company since May 1990 and a consultant to the Company since 1988. Since 1984, he has been the Chairman of ComPix Incorporated, a manufacturer of infrared thermal analysis devices. Mr. Brody is also a Director of the U.S. Navy Memorial Foundation. From 1992 until December 1996, he served as a consultant to First Portland Corporation and as a member of the management committee of Intercoastal Manufacturing, Co., a golf cart parts sales and services company.

ROBERT T. JETT
Executive Vice President, Product Development Division and Secretary
CFI ProServices, Inc.                                                    Age: 54
Portland, Oregon                                            Director Since: 1987

Mr. Jett has served as Executive Vice President and Secretary of the Company since April 1984. Mr. Jett is responsible for managing the Product Development Division. Prior to joining the Company, he managed the legal department of Evans Products Company, a diversified manufacturing company.

LORRAINE O. LEGG
President and Chief Executive Officer
TIS Financial Services, Inc.                                            Age:  59
San Francisco, California                                  Director Since:  1995

Ms. Legg has served as President and Chief Executive Officer of TIS Financial Services, Inc., an asset securitization and management company, since its formation in 1984. Ms. Legg also serves as President, Chief Executive Officer and a director of TIS Mortgage Investment Company, a real estate investment trust. Prior to her involvement with TIS, Ms. Legg served as Vice President and Treasurer of Boise Cascade Corp, a Fortune 500 forest products manufacturer, and in various management roles with affiliates of Boise Cascade Corp. From 1967 through 1970, Ms. Legg was Vice President of the Federal National Mortgage Association, and was a principal architect of the GNMA mortgage-backed security. Ms. Legg also serves as Chairman of The Planned Giving Foundation, Inc., a charitable organization.

          MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                 CLASS 1
                            (TERM ENDING 2000)

MATTHEW W. CHAPMAN
Chairman and Chief Executive Officer
CFI ProServices, Inc.                                                     Age 48
Portland, Oregon                                            Director Since: 1987

Mr. Chapman has served as the Company's Chief Executive Officer since February 1988 and as its Chairman since February 1991. Mr. Chapman was President of the Company from August 1987 to April 1992 and became a director in September 1987. Prior to joining the Company, Mr. Chapman was outside counsel to the Company, and was a founding partner of the law firm of Farleigh, Wada & Witt, P.C. Mr. Chapman has previously served as a faculty member of the American Bankers Association National Graduate Compliance School and the Credit Union National Association Regulatory Compliance School. Mr. Chapman is a director of Microchip Technology, Incorporated, a Chandler, Arizona manufacturer and supplier of programmable microchips. Mr. Chapman is also a Trustee of the University of Portland.

FRANK E. BRAWNER
Retired                                                                  Age: 65
Neskowin, Oregon                                           Director Since:  1998

Mr. Brawner served as the Chief Executive Officer of the Oregon Bankers Association and the Independent Community Banks of Oregon from 1975 until his retirement in 1998. He became President of the Oregon Bankers Association in 1992. From 1991 through 1998, Mr. Brawner also served as Executive Vice President of the Oregon Mortgage Bankers Association. Mr. Brawner has also served as Secretary of the Northwest Intermediate Banking Schools and as a member of the Board of Directors of the Pacific Coast Banking School and the Oregon Society of Association Executives.

                                 CLASS 2
                            (TERM ENDING 2001)

ERAN S. ASHANY
Director
Allen & Company Incorporated                                             Age: 36
New York, New York                                          Director Since: 1993

Mr. Ashany has been employed by Allen & Company Incorporated, an investment banking company, since August 1988, and has been a Vice President and Director of that firm since September 1990 and February 1995, respectively. Mr. Ashany is also a director of Eco-Bat Technologies, plc, a lead smelter and battery recycler with operations in the United Kingdom, Germany, France, Italy and Austria.

ROBERT P. CHAMNESS
President and Chief Operating Officer
CFI ProServices, Inc.                                                   Age:  46
Portland, Oregon                                           Director Since:  1993

Mr. Chamness has served as President and Chief Operating Officer of the Company since July 1995 and served as Executive Vice President and General Counsel of the Company from April 1993 until he was appointed as President and Chief Operating Officer. From 1985 to March 1993, Mr. Chamness was a partner with the law firm of McKenna & Fitting, Los Angeles, California, and its predecessor. From 1990 to 1994, Mr. Chamness served as the Chair of the Consumer Financial Services Committee of the American Bar Association. Mr. Chamness has authored numerous compliance manuals for the American Bankers Association, including manuals relating to the Truth in Savings Act and consumer lending.

L. B. DAY
President  and Director
L.B. Day & Company, Inc.                                                 Age: 54
Portland, Oregon                                           Director Since:  1999

Since 1995, Mr. Day has been President and a director of L.B. Day & Company, Inc., a consulting firm which provides organization development, design and planning services to clients at senior and executive levels. From 1983 to 1994 he served as Vice President and then President of Day-Floren Associates, Inc., a consulting firm specializing in strategic planning for high-technology companies. Mr. Day is a director of Microchip Technology, Incorporated, a Chandler, Arizona manufacturer and supplier of programmable microchips.

            MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held four regular meetings, four special meetings and took action pursuant to two unanimous written consents during the year ended December 31, 1998. There are five standing committees of the Board: the Audit, Compensation, Nominating, Executive and Proxy Committees. No Director attended fewer than 75 percent of all Board Meetings and Committee Meetings for which they served as members.

Until May 1998, the Audit Committee of the Board was comprised of Eran S. Ashany (Chair), David Golden and Lorraine O. Legg, none of whom was otherwise employed by the Company. In May 1998, Mr. Golden resigned from the committee and, in September 1998, Frank Brawner was added as a member. Current membership of the Audit Committee includes Mr. Ashany (Chair), Mr. Brawner and Ms. Legg, none of whom is otherwise employed by the Company. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reports regularly to the Board. The Audit Committee held two meetings during 1998.

During 1998, the Compensation Committee was comprised of Eran S. Ashany, J. Kenneth Brody (Chair) and Lorraine O. Legg, none of whom was otherwise employed by the Company. This Committee reviews the performance of the executive officers and considers executive compensation data in making recommendations to the Board relating to salaries and incentive compensation for executives. The Compensation Committee also administers the Company's Stock Option Plans and approves stock option grants and contributions to the Company's 401(k) profit sharing plan. The Compensation Committee held one meeting during 1998. See "Executive Compensation
- Compensation Committee Interlocks and Insider Participation."

During 1998, the Nominating  Committee was comprised of J. Kenneth Brody, Robert
P. Chamness, Matthew W. Chapman and Lorraine O. Legg (Chair). This Committee recommends to the Board of Directors nominees for election as directors. Shareholders' suggestions for director nominees may be submitted to the Secretary of the Company for consideration by the Nominating Committee. The Nominating Committee held one meeting during 1998.

During 1998, the Executive Committee was comprised of J. Kenneth Brody,  Matthew
W. Chapman (Chair) and Lorraine O. Legg. This Committee is empowered to exercise all of the authority of the Board in the management of the Company except as otherwise may be provided by law. The Executive Committee held one meeting during 1998.

During 1998, the Proxy Committee was comprised of Robert P. Chamness, Matthew W. Chapman (Chair) and Robert T. Jett. This Committee votes shareholder proxies at the annual meeting and at any special meetings if appointed by shareholders in a written proxy. The Proxy Committee held one meeting during 1998.

                            BOARD COMPENSATION

In accordance with the terms of the Outside Directors Compensation and Stock Option Plan for 1998, all outside directors received an annual retainer of $5,000 for serving as members of the Board of Directors, and a stock option to purchase 2,000 shares, granted on the first business day following the annual meeting of shareholders, with an exercise price equal to the fair market value of the Company's Common Stock at the close of trading on the last trading day prior to the issuance of the option, in each case pro rated for service during a partial year.

During 1998, management evaluated the director compensation package to ensure competitiveness and the Company's ability to attract and retain qualified outside directors, including a survey of the director compensation offered by similar companies. Based upon this evaluation, commencing in 1999, each outside director shall be paid $7,000 for serving as a member of the Board of Directors and $1,000 for each Board of Directors meeting attended. If the shareholders approve the First Amendment to the Restated Outside Director Compensation and Stock Option Plan, each outside director will receive 4,000 option shares per year, granted on the first business day following the annual meeting of shareholders, with an exercise price equal to the fair market value of the Company's Common Stock at the close of trading on the last trading day prior to the issuance of the option.

All options granted under the Outside Directors Compensation and Stock Option Plan are fully vested upon grant.

During 1998 the Company paid J. Kenneth Brody the sum of $12,000 for services as a consultant. Mr. Brody has served the Company as a consultant since 1988. The Company expects to retain Mr. Brody's services as a consultant in 1999 at approximately the same level of business for the same level of compensation.

During 1998 the Company paid L.B. Day the sum of $29,770.25 for services as a consultant. Mr. Day has served the Company as a consultant since 1991. The Company does not expect to retain Mr. Day's services as a consultant in 1999.

                                PROPOSAL 2
                       APPROVAL OF AN AMENDMENT TO
           THE 1995 CONSOLIDATED AND RESTATED STOCK OPTION PLAN

The Company's Board of Directors is seeking shareholder approval of an amendment to the 1995 Consolidated and Restated Stock Option Plan (the "Consolidated Plan") that would have the effect of increasing by 500,000 the number of shares of Common Stock authorized for issuance upon the exercise of stock options granted under the Consolidated Plan (the "Additional Stock Options") to a total of 1,465,641 shares (the "Employee Plan Amendment"). The Employee Plan Amendment is necessary to continue to offer stock options under the Consolidated Plan, which the Board of Directors believes is an important and necessary element in attracting and retaining employees essential to the Company's future growth and success.

The Board's resolution adopting the Employee Plan Amendment provides that the Employee Plan Amendment shall have no force or effect unless approved at the 1999 annual shareholders' meeting. The Board of Directors is seeking shareholder approval of the Employee Plan Amendment to permit the issuance of "qualified" option shares under Section 422 of the Internal

Revenue Code, to bring these Additional Stock Options within the provisions of SEC Rule 16b-3 so that grants to insiders are not deemed to be purchases under
Section 16(b) of the Securities Exchange Act of 1934, and to comply with NASDAQ Rules 4310(c)(25)(H) and 4460(i) for option grants to officers and directors.

On January 30, 1995, the Company's Board of Directors adopted the Consolidated Plan, which combined and restated four separate plans, all of which had previously been approved by the Company's shareholders (collectively, the "Prior Plans"). As a result, participants in the Prior Plans were thereafter deemed participants in the Consolidated Plan and the Consolidated Plan governs any and all outstanding unexercised stock options granted under such Prior Plans.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

If a quorum is present at the annual meeting, the Employee Plan Amendment (Proposal 2) will be approved if a majority of the votes cast with respect to the proposal are voted "for" approval of the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted as votes cast, and have no effect on the results of the vote on Proposal 2.

                                NEW PLAN BENEFITS
                                Consolidated Plan

In January 1999, the Compensation Committee of the Board of Directors granted options representing 96,500 shares to the principal executive officers of the Company (see table below). At that time, and prior to the Board's authorization of Additional Stock Options, there were only 68,847 shares available for future grant under the Consolidated Plan. As such, 27,985 of the January 1999 options were granted contingent upon shareholder approval of Proposal 2, as indicated in the table below. Should Proposal 2 fail to be approved by the shareholders at the annual meeting, the contingent options granted in January 1999 will automatically be canceled.

The  following  options have been granted in 1999  pursuant to the  Consolidated
Plan:

                                       -------------------  -------------------  --------
                                          Contingent          Non-Contingent
                                            Grants                Grants
                                            (29%)                  (71%)
                                       -------------------  -------------------
          Name and Position                       Non-                Non-
                                       Qualified qualified  Qualified qualified  Total(1)
                                       --------- ---------  --------- ---------  --------
Matthew W. Chapman                                   5,800               14,200   20,000
  Chairman and Chief Executive Officer
Robert P. Chamness                         4,785               11,715             16,500
  Director, President and Chief
     Operating Officer
Robert T. Jett                                       2,900                7,100   10,000
  Director, Executive Vice President
     and  Secretary, and  Director
          Nominee
Lois M. Roberts                                      1,450        518     3,032    5,000
  Senior Vice President
Eric T. Wagner                                 0         0          0         0        0
  Executive Vice President
Executive Group (13 persons (2))          16,385    11,600     41,330    27,185   96,500
Non-Executive Director Group                   0         0          0         0        0
  (Outside Directors)(5 persons)
Non-Executive Officer                          0         0          0         0        0
  Employee Group3  (652 persons)


1 All of the options granted under the Consolidated Plan in January of 1999 were granted at $12.25 per share, the fair market value of the Company's Common Stock on the date of grant. The options can only be exercised in accordance with a five year vesting schedule at 20% after each twelve months of continuous service.
2    Includes  four  officers who are not  "executive  officers" for purposes of
     Section 16(b) of the Securities Exchange Act of 1934.
3 No options have been granted in 1999 to non-executive employees under the Consolidated Plan; however, this group did receive nonqualified option grants for 78,500 shares in January of 1999. These options were granted at $12.25 per share with a five year vesting schedule.


                                  PLAN SUMMARY

GENERAL

The Consolidated Plan is designed to attract and retain employees of the Company and is intended to encourage capital accumulation and Common Stock ownership by employees in order to increase the proprietary interest of such employees in the success of the Company. The Board of Directors' reason for approving the Additional Stock Options was to enable it to continue to attract key employees in the future and retain those employees essential to the Company's future growth and success.

The Consolidated Plan authorizes the granting of either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "nonqualified stock options". The Compensation Committee of the Company's Board of Directors determines the type of options and the option terms when the options are first granted.

The following table reflects, as of February 26, 1999, the aggregate number of unissued shares held in reserve under the Consolidated Plan, the number of shares subject to outstanding options under the Consolidated Plan, and the number of shares available for the grant of future options under the Consolidated Plan:

      Total Number of                                    Shares Available for
      Unissued Shares           Shares Subject to           Grant of Future
     Held in Reserve(1)       Outstanding Options(1)            Options
--------------------------------------------------------------------------------
          965,641                    965,309                      332

In  addition  to the 332  shares  available  for  grant of future  options,  the
Employee Plan Amendment proposes that 500,000 shares be added to the Consolidated Plan ("Additional Stock Options"), making an aggregate of 500,332 shares available for the grant of future options. The Company also has 10,000 shares authorized for nonqualified grants under a prior plan and 11,400 shares authorized for grants to outside directors, all of which are subject to outstanding but unexercised grants. In addition, the Company granted nonqualified options for 78,500 shares to non-executive employees in January of 1999.

ADMINISTRATION/AMENDMENT

The Compensation Committee of the Board of Directors of the Company manages the Consolidated Plan. Members of the Compensation Committee are appointed by the Board of Directors of the Company. The Compensation Committee is authorized to interpret the provisions of the Consolidated Plan, although only the Board of Directors is authorized to amend or terminate the Consolidated Plan. The Board of Directors can amend the Consolidated Plan without shareholder approval except for material amendments such as: the option price, the aggregate number of shares which may be issued under the Consolidated Plan, eligibility requirements, or the maximum term of the options grants.

ELIGIBILITY

Options may be granted under the Plans to any employee of the Company who, in the judgment of the Compensation Committee, is in a position to contribute to the success of the Company. Each employee who is granted an option under the Consolidated Plan is required to enter into an option agreement with the Company setting forth the terms and conditions of the option. The Company has approximately 665 employees who are potentially eligible for stock option grants under the Consolidated Plan (of these, thirteen employees are executive officers of the Company). In addition, five non-executive directors are eligible for option grants under the Consolidated Plan.

EXERCISE PRICE

The exercise price for all options granted under the Consolidated Plan is determined by the Compensation Committee at the time of grant and is stated in each option agreement. The exercise price of incentive stock options may not be less than the fair market value per share of the underlying Common Stock on the date of grant. As of February 26, 1999, the fair market value of the Common Stock was $11.00 per share, the NASDAQ closing price on that date. In the case of incentive stock options granted to employees who own more than 10% of the voting power of the Common Stock on the date of grant, the price per share must be at least 110% of the fair market value of the Common Stock on that date. The exercise price of nonqualified stock

---------------
(1) Options to purchase 28,940 of these shares have been granted to outside directors pursuant to the Company's Restated Outside Director Compensation and Stock Option Plan and up to 2,655 of those shares of Common Stock will be issued pursuant to the Company's Employee Stock Purchase Plan.

options may be above or below the fair market value of the underlying Common Stock on the date of grant.

Upon exercise of an option, in whole or in part, the exercise price for the shares to be acquired must be paid in cash (or in other property if agreed to in writing by the Board of Directors at the time of exercise). This payment procedure includes broker-assisted cashless exercises.

EXERCISE OF OPTIONS

Options may be exercised during the periods and for the number of shares specified in each option agreement. In no event may the expiration date of an option be more than 10 years from the date of grant of the option, except that with respect to options granted to employees who own more than 10% of the voting power of the Company on the date of grant, the expiration date of those options cannot be more than 5 years from the date of grant.

Certain of the Prior Plans and individual option agreements provide that options are exercisable in installments that vest at various rates and times between the date of grant and the termination or expiration of the option. Usually, options vest at the rate of 20% per year on the anniversary of the date of grant. After becoming exercisable, each installment remains exercisable until the expiration of the option, provided that the optionee remains an employee of the Company. Special rules apply to the exercise of options upon termination of employment or death. See "Termination of Options and Transferability."

Vesting is accelerated for options granted under the Consolidated Plan in the event of a change of control of the Company, which is defined as any event or circumstance whereby an entity, an individual, or an affiliated group acquires control, directly or indirectly, of 50% or more of the Company's Common Stock. After a change of control of the Company, any and all stock options granted under the Consolidated Plan may be exercised in whole or in part immediately prior to or after (i) the Company terminates the participant's employment with the Company, (ii) the Company reduces the participant's annual compensation (including base salary, bonuses, and incentive compensation programs) from the participant's annual compensation for the calendar year ended prior to the change of control, (iii) the Company requires the participant to transfer to a new job location which necessitates a change in residence or increased travel,
(iv) the Company materially alters the participant's responsibilities to the Company, including a change in title, status, or job description, or (v) any of the Company's shareholders are entitled under Oregon law to dissenters' rights.

The Company may, in certain circumstances, substitute an option granted under the Consolidated Plan for an option issued under another plan, or assume under the Consolidated Plan an option issued under another plan, if the other plan was the plan of another corporation (or the parent of such corporation) and the new option is substituted, or the old option is assumed, by reason of a corporate merger, consolidation, acquisition of property or stock, or certain reorganizations or liquidations.

Upon disposition of any stock issued on the exercise of an incentive stock option within two years of the granting of the incentive stock option or within one year of its exercise, the Consolidated Plan requires the holder to notify the Company as to the amount that the holder will recognize as compensation income due to the disqualifying disposition of the underlying shares.

TERMINATION OF OPTIONS AND TRANSFERABILITY

Options are not transferable except by will or by the laws of descent and distribution. Options may be exercised only by the optionee during his or her lifetime.

If an optionee's service as an employee of the Company is terminated, for any reason other than death, his or her options generally terminate 60 days following the date of termination. Options generally terminate 90 days following the death of an optionee. Options are generally exercisable during such periods to the extent exercisable on the date of termination of employment.

If an outstanding option expires or terminates for any reason, the unpurchased shares allocable to the unexercised portion of that option become available for the grant of additional options under the Consolidated Plan.

The foregoing summary is hereby qualified in its entirety by reference to the Consolidated Plan and the option agreements entered into pursuant to the Consolidated Plan.

FEDERAL TAX CONSEQUENCES

The following description of federal income tax consequences is intended merely to provide basic information with respect to the tax treatment applied to various grants and awards under the Consolidated Plan. Although the Company believes the following statements are correct based on the existing provisions of the Internal Revenue Code and the legislative interpretations thereof, no assurance can be given that legislative, administrative, or judicial changes or interpretations will not occur which would modify such statements. Each participant is advised to consult his or her own tax advisor concerning the tax consequences of the grant, award, exercise, surrender or sale of any options or shares of Common Stock acquired because individual financial and federal tax situations may vary, and state and local tax considerations may be significant. Participants are also advised to be aware that an alternative minimum tax may be imposed even in those situations where there are no other federal, state, or local tax consequences.

INCENTIVE STOCK OPTIONS. Certain options authorized to be granted under the Consolidated Plan are intended to qualify as "incentive stock options" for federal income tax purposes. Under U.S. federal income tax law in effect as of the date of this Proxy Statement, a grantee will recognize no income upon grant or exercise of an incentive stock option. If a grantee exercises an incentive stock option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, capital gain or loss will be realized upon the subsequent disposition of the shares. If a grantee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year or the two-year holding period specified in the foregoing sentence (a "disqualifying disposition"), the grantee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain.

The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option. Upon any disqualifying disposition by a grantee, the Company will be entitled to a deduction in the year in which the disposition occurs to the extent the grantee realizes ordinary income.

Because of the tax consequences, in the event that a participant causes any of his/her shares acquired upon exercise of an incentive stock option to be transferred in a disqualifying disposition, the participant must notify the Company of his/her disposition immediately and inform the Company of the amount the participant realized upon disposition of his/her shares.

NONSTATUTORY STOCK OPTIONS. Certain options authorized to be granted under the Consolidated Plan will be treated as nonstatutory stock options for U.S. federal income tax purposes. Generally, under federal income tax law currently in effect, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the grantee will realize income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option exceeds the exercise price. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the grantee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

                                   PROPOSAL 3
                           APPROVAL OF AN AMENDMENT TO
                     THE OUTSIDE DIRECTOR COMPENSATION PLAN

The Company's Board of Directors is seeking shareholder approval of an amendment to the Restated Outside Director Compensation and Stock Option Plan ("Outside Director Plan") that will have the effect of increasing by 100,000 the number of shares of Common Stock to be issued from the exercise of stock options ("Additional Stock Options") to a total of 150,000 shares (the "Director Plan Amendment"). The Director Plan Amendment will not be effective unless it is approved by the Company's shareholders at the 1999 Annual Shareholder Meeting. The Board of Directors is seeking shareholder approval to bring these additional stock options within the provisions of SEC Rule 16b-3 so that grants to directors are not deemed to be purchases under Section 16b of the Securities Exchange Act of 1934, and to comply with NASDAQ Rules 4310(c)(25)(H) and 4460(i) for option grants to directors.

At February 26, 1999, the Company had 50,000 shares reserved for issuance under the Outside Director Plan and no shares were available for grant. Unless the shareholders approve this Director Plan Amendment, the Company will have no option shares available to compensate its outside directors for services rendered subsequent to the 1999 annual meeting.

The Outside Director Plan is intended to provide fair compensation to the Company's directors who are not also employees of the Company, to encourage them to have ownership in the Common Stock of the Company, to provide them with an incentive to continue in the service of the Company and to promote the success of the Company's business. In addition to providing cash payments for services rendered (currently a $7,000 annual retainer and $1,000 for each Board of Directors meeting attended), the Outside Director Plan previously granted each director annual stock options for the right to purchase up to 2,000 shares of the Company's Common Stock. The options are awarded annually on the first business day after each annual meeting of shareholders. As of February 26, 1999, there were no longer any shares available for grant under the Outside Director Plan. If the Director Plan Amendment is approved, 100,000 shares will be held in reserve for issuance to the Company's outside directors in the future with 4,000 option shares granted to each outside director each year.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

If a quorum is present at the annual meeting, the Director Plan Amendment (Proposal 3) will be approved if a majority of the votes cast with respect to the proposal are voted "for" approval of the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted as votes cast, and have no effect on the results of the vote on Proposal 3.

                                NEW PLAN BENEFITS
                              OUTSIDE DIRECTOR PLAN

If the Company's shareholders approve the Director Plan Amendment, the following options will be granted in 1999 under the Outside Director Plan:

                              OUTSIDE DIRECTOR PLAN

                                                     Options for Shares
                    Name and Position                 of Common Stock(1)
      -------------------------------------------------------------------
      Eran S. Ashany, Director                             4,000
      Frank E. Brawner, Director                           4,000
      J. Kenneth Brody, Director and Director              4,000
           Nominee
      Lorraine O. Legg, Director and Director              4,000
           Nominee
      L.B. Day, Director                                   4,000
      Executive Group(2) (None)                                0
      Non-Executive Director Group                        20,000
      (Outside Director) (5 Persons)
      Non-Executive Officer Employee Group (None)              0

1 All options under the Outside Director Plan will be granted at the fair market value of the Company's Common Stock as of the date of grant, and will be immediately vested.
2 The Named Executive Officers are not listed above since they are not eligible to receive benefits under this plan.

                               PLAN SUMMARY

GENERAL

The Outside Director Plan is designed to provide fair compensation to the Company's directors who are not also employees of the Company, to encourage them to have ownership in the Common Stock of the Company, to provide them with an incentive to continue in the service of the Company and to promote the success of the Company's business.

The Outside Director Plan authorizes the granting of "nonqualified stock options" only. Options are granted to the outside directors annually, the first business day after each annual meeting of shareholders of the Company.

ELIGIBILITY

The only directors eligible to participate in the Outside Director Plan are those directors who are not otherwise employees of the Company. The current outside directors include Eran S. Ashany, J. Kenneth Brody, Frank E. Brawner, Lorraine O. Legg, and L.B. Day.

Any new directors appointed to the Board who were not granted options following the preceding annual meeting of shareholders will be granted options on the last business day of the month in which the director is first appointed with the number of options granted to be determined on a pro rata basis.

EXERCISE PRICE

The option price for options under the Outside Director Plan is the fair market value of the Common Stock as of the close of trading on the last trading day prior to issuance of the option as reported on the NASDAQ National Market System or, if no closing price is reported, the mean of the bid and the ask price as of the close of trading on such day.

EXERCISE OF OPTIONS

The options are exercisable immediately upon grant, but the underlying shares cannot be resold during the six month period following the date the option is granted. The purchase price of the shares purchased upon exercise of an option must be paid either in cash at the time of the exercise or with Common Stock of the Company or with any combination of cash and Common Stock of the Company.

TERMINATION OF OPTIONS AND TRANSFERABILITY

Of the new share reserve set forth in the Director Plan Amendment, if any outstanding option for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of the option shall again become available for options pursuant to the plan. Options are exercisable for a period of five years from the date of grant. The Board may, at any time, suspend or terminate the Outside Director Plan, provided that no such termination or suspension will impair any outstanding options.

AMENDMENT

The Board may amend the Outside Director Plan without shareholder approval, except that shareholder approval is required to (i) increase the maximum number of shares which may be granted under the Plan; (ii) permit options to be granted at less than fair market value; (iii) permit the option to be exercised without full payment for the shares; (iv) extend the five year option period; or (v) permit repricing of options granted previously.

FEDERAL INCOME TAX CONSEQUENCES

Options granted under the Outside Director Plan are treated as nonstatutory stock options for U.S. federal income tax purposes. Generally, under current tax laws, no income is realized by the holder of such an option until the option is exercised. At the time of exercise, the director will realize income and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option exceeds the exercise price. Upon the sale of the shares acquired upon exercise of a nonstatutory stock option, the director will receive capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares when the option was exercised.

                                PROPOSAL 4
                     RATIFY THE SELECTION OF AUDITORS

Shareholders are requested to ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent public accountant for the Company for the 1999 fiscal year. Arthur Andersen LLP has served as the Company's independent public accountant since 1987. A representative of the firm of Arthur Andersen LLP is expected to attend the annual meeting and will have the opportunity to make a statement to the Company's shareholders and will be available to respond to appropriate questions. If shareholders do not ratify the appointment of Arthur Andersen LLP, this advisory vote will be taken into account by the Board of Directors in appointing auditors for the following fiscal year.

If a quorum is present at the Annual Meeting, Proposal 4, to ratify the appointment of Arthur Andersen LLP as independent accountants for the Company, will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

                              OTHER MATTERS

Management does not know of any other matters to be presented at the annual meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

                     NON-DIRECTOR EXECUTIVE OFFICERS

MICHAEL J. CLEMENT                                                      Age:  51
Senior Vice President, Customer Support & Quality
  Assurance Division

Mr. Clement joined the Company in October 1984 and has served as Senior Vice President, Customer Support & Quality Assurance Division since January 1998. From January 1993 until October 1995, Mr. Clement served as Senior Vice President of Customer Service. From October 1995 until May 1996 he served as Senior Vice President of the Standard Products Group. From June 1996 until January 1998 he served as Vice President of the Electronic Products Delivery Group. Prior to joining the Company, Mr. Clement was a Regional Vice President for Evans Financial Corp., a mortgage banking company.

DANIEL C. LARLEE                                                         Age: 47
Senior Vice President, Technology & Research Division and
  Chief Technology Officer

Mr. Larlee joined the Company in April 1992 as its Director of Technology and became a Vice President and Chief Technology Officer of the Company in September 1994. In January 1998, Mr. Larlee was elected Vice President, Technology & Research Division and Chief Technology Officer and promoted to Senior Vice President in January 1999. From May 1989 until he joined the Company, Mr. Larlee was Director of Technology for World Trade Services, a software and data processing services provider to businesses engaged in international trade.

LOIS M. ROBERTS                                                          Age: 53
Senior Vice President, Sales, Marketing &
  Customer Services Division

Ms. Roberts joined the Company in May 1993 as its Operations Software Product Manager and was elected Vice President of Marketing and Corporate Communications in October 1995. In January 1998, Ms. Roberts was elected Senior Vice President, Sales, Marketing & Customer Services Division. Prior to joining the Company in 1993, Ms. Roberts served as the President of Quickor Net, Inc., a privately held data processing company located in Portland, Oregon.

KURT W. RUTTUM                                                           Age: 39
Vice President, Finance & Administration Division and
  Chief Financial Officer and Treasurer

Mr. Ruttum joined the Company in November 1997 as Vice President, Finance & Administration Division and Chief Financial Officer. In January 1999 Mr. Ruttum was appointed Treasurer of the Company. From October 1996 until November 1997, Mr. Ruttum was Vice President and General Counsel for Phoenix Gold International, Inc., a manufacturer of car audio equipment. From February 1997 until November 1997, Mr. Ruttum also served as Secretary of Phoenix Gold International, Inc. Mr. Ruttum was an attorney with the law firm Tonkon Torp LLP in Portland, Oregon, where he emphasized corporate finance and securities matters, from 1986 through August 1996

JEFFREY P. STRICKLER                                                     Age: 41
Vice President, Legal, Risk Management & Corporate Development Division,
  General Counsel and Assistant Secretary

Mr. Strickler joined the Company in August 1994 as Corporate Counsel. He was elected General Counsel and Assistant Secretary in January 1996 and Vice President, Legal, Risk Management and Corporate Development Division, General Counsel and Assistant Secretary in January 1998. From January 1991 until joining the Company, Mr. Strickler served as Corporate Counsel for Cadre Technologies, Inc., a developer and manufacturer of software development automation products formerly located in Beaverton, Oregon. Mr. Strickler was an attorney with the law firm Perkins Coie in Portland, Oregon from 1985 to January 1991.

ERIC T. WAGNER                                                           Age: 49
Senior Vice President, Custom Products Division

Mr. Wagner joined the Company as Senior Vice President in November 1995 in connection with the Company's acquisition of Culverin Corporation, a developer and distributor of financial institution sales and service delivery software products ("Culverin"). In January 1998, Mr. Wagner was elected Senior Vice President, Product & Corporate Integration Division, with responsibility for managing CFI's Retail Delivery Products Group and integration of the Company's products and corporate organization. Mr. Wagner joined Culverin in 1979, and served as its President and Director until its acquisition by the Company.

                            SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT The following table sets forth, as of February 26, 1999, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each director, (ii) the "Named Executive Officers" (as defined under "Executive Compensation"), (iii) all persons known by the Company, based upon review of Schedules 13D and 13G filed with the Securities and Exchange Commission, to be beneficial owners of more than 5% of its Common Stock, and (iv) all current executive officers and directors as a group. The Company had 5,083,527 shares issued and outstanding on February 26, 1999.

                                                   Common Stock (A)
                                           -------------------------------------
                                                Number of      Percent of Shares
Name and Address of Beneficial Owner             Shares           Outstanding
----------------------------------------   -------------------------------------
Brown Capital Management
809 Cathedral Street
Baltimore, MD  21201 (B)                          628,600             12.4%

Becker Capital Management (C)
1211 SW 5th Avenue, Suite 2185
Portland, Oregon 97204                            474,300              9.3%

Brinson Partners Inc. (D)
209 South Lasalle Street
Chicago, Illinois 60604                           465,600              9.2%

Wellington Management Co. (E)
75 State Street
Boston, Massachusetts  02109                      420,000              8.3%

Matthew W. Chapman (F) (G)                        337,190              6.6%

Robert T. Jett (H)                                160,180              3.2%

Robert P. Chamness (I)                            158,000              3.1%

Eran S. Ashany (J)                                 91,919              1.8%

J. Kenneth Brody (K)                               25,000                 *

Lois M. Roberts (L)                                14,487                 *

Eric T. Wagner                                     10,704                 *

Lorraine O. Legg (M)                                8,484                 *

Frank E. Brawner (N)                                1,293                 *

L. B. Day (O)                                         663                 *

All directors  and  executive  officers
as a group (14 persons) (P)                       873,804             17.2%

------------------------
*  Less than one percent

(A) Applicable percentage of ownership is based on 5,083,527 shares of Common Stock outstanding as of February 26, 1999 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after February 26, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) Brown Capital Management ("Brown") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1998, Brown, in its capacity as investment adviser, may be deemed to have beneficial ownership of 628,600 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1998, Brown had sole voting power with respect to 577,800 shares and sole dispositive power with respect to all 628,600 shares.
(C) Becker Capital Management ("Becker") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1998, Becker, in its capacity as investment adviser, may be deemed to have beneficial ownership of 474,300 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1998, Becker had sole voting and dispositive power with respect to all 474,300 shares.
(D) Brinson Partners Inc. ("Brinson") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1998, Brinson, in its capacity as investment adviser, may be deemed to have beneficial ownership of 465,600 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1998, Brinson had shared voting and dispositive power with respect to all 465,600 shares.
(E) Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1998, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 420,000 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1998, WMC had shared voting power with respect to 97,900 shares and shared dispositive power with respect to all 420,000 shares.
(F) The address for such person is 400 S.W. 6th Avenue, Portland,  Oregon 97204.
(G) Includes 66,000 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(H) Includes 33,000 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(I) Includes 143,000 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(J) Includes 78,419 shares held in the name of Allen Investments III, a venture capital investment partnership. Mr. Ashany is an officer and director of Allen & Company Incorporated ("ACI"), the general partner of Allen Investments III, but he disclaims beneficial ownership of those 78,419 shares. Of the remaining 13,500 shares, 3,500 are owned of record by Mr. Ashany and 10,000 are issuable to Mr. Ashany upon exercise of options exercisable within 60 days of February 26, 1999. Does not include shares held of record by other officers and directors of ACI.
(K) Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(L) Includes 13,825 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(M) Includes 8,384 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(N) Includes 1,293 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.
(O) Includes 663 shares issuable upon the exercise of options exercisable within 60 days of February 26, 1999.
(P) Includes 428,813 shares issuable upon exercise of options exercisable within 60 days of February 26, 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY
Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1998, 1997, and 1996, of the following persons: (i) the chief executive officer of the Company as of December 31, 1998 and (ii) the other four most highly compensated executive officers of the Company who were serving in that capacity as of December 31, 1998. The individuals described in (i) and (ii) above are referred to as the "Named Executive Officers".


                           SUMMARY COMPENSATION TABLE

                                                      Long Term
                                                     Compensation
                              Annual Compensation       Awards
                              --------------------   -------------------------
                                                      Securities    All Other
  Name and Principal                                  Underlying  Compensation
      Position         Year   Salary($)(1) Bonus($)   Options (#)   ($) (2)
---------------------- ----   ------------ --------   ----------- ------------
Matthew W. Chapman     1998     226,000    226,000       30,000       11,180
  Chairman and Chief   1997     205,000         --           --       11,180
  Executive Officer    1996     172,500    172,500      100,000       10,750

Robert P. Chamness     1998     203,150    192,993       25,000       12,800
  Director,            1997     184,500         --           --       12,800
  President and Chief  1996     152,000    121,600       50,000       12,250
  Operating Officer

Robert T. Jett         1998     180,000    108,000       15,000       12,800
  Director,            1997     162,500         --           --       12,800
  Executive Vice       1996     137,000     78,090       50,000       10,939
  President and
  Secretary

Lois M. Roberts        1998     160,000     80,000       16,000       12,800
  Senior Vice          1997     138,750         --        5,000        3,915
  President            1996     100,000     39,600       10,000        2,468

Eric T. Wagner         1998     160,000     80,000           --        3,980
  Senior Vice          1997     150,000         --           --        3,980
  President            1996     120,000      1,200           --        2,437


(1) Includes amounts deferred by executive officers under the Company's 401(k) profit sharing plan.
(2) Stated amounts include Company contributions to the Company's 401(k) profit sharing plan, life insurance premiums, and parking and automobile allowance as follows:

                 DESCRIPTION OF "ALL OTHER COMPENSATION" AMOUNTS

                          1998    1997    1996   Description
                          ----    ----    ----   -----------
  Matthew W. Chapman      $3,200  $3,200  $3,000 401(k) Plan contribution
                             780     780     550 Life insurance premium
                           7,200   7,200   7,200 Parking  and   automobile
                                                 allowance
  Robert P. Chamness       3,200   3,200   3,000 401(k) Plan contribution
                             780     780     550 Life insurance premium
                           8,820   8,820   8,700 Parking  and   automobile
                                                 allowance
  Robert T. Jett           3,200   3,200   1,689 401(k) Plan contribution
                             780     780     550 Life insurance premium
                           8,820   8,820   8,700 Parking  and   automobile
                                                 allowance
  Lois M. Roberts          3,200    3200    2044 401(k) Plan contribution
                             780     715     424 Life Insurance premium
                           8,820      --      -- Parking  and   automobile
                                                 allowance
  Eric T. Wagner           3,200   3,200   2,437 401(k) Plan contribution
                             780     780      -- Life Insurance premium


STOCK OPTIONS GRANTED
The following table contains information concerning the grant of stock options under the Company's 1995 Consolidated Stock Option Plan (the "1995 Plan") to the named executive officers in 1998.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                  Potential
                                                               Realizable Value
                                                              At Assumed Annual
                                                            Rates of Stock Price
                                                               Appreciation for
                              Individual Grants                 Option Term (2)
                   -----------------------------------------  ------------------
                   Number of  %of Total
                   Securities  Options
                   Underlying Granted to
                    Options   Employees   Exercise   Expira-
                    Granted   in Fiscal     Price     tion
      Name            (1)       Year       ($/Sh.)    Date      5% ($)   10% ($)
------------------  ----------------------------------------  ------------------
Matthew W. Chapman    30,000      14%       $12.25   1/9/08   $231,117  $585,699

Robert P. Chamness    25,000      12%       $12.25   1/9/08   $192,597  $488,082

Robert T. Jett        15,000       7%       $12.25   1/9/08   $115,558  $292,849

Lois M. Roberts       16,000       7.5%     $12.25   1/9/08   $123,262  $312,373

Eric T. Wagner            --      --            --       --         --        --


(1) The option grants listed above all vest 20 percent per year on each of the five anniversary dates following the date of grant.
(2) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.


OPTION EXERCISES AND HOLDINGS
The following table provides information concerning the exercise of options during 1998 and unexercised options held as of December 31, 1998, with respect to the named executive officers.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                               Number of
                                               Securities         Value of
                                               Underlying        Unexercised
                                               Unexercised      In-The-Money
                        Shares                  Options            Options
                       Acquired    Value      At FY-End (#)    At FY-End ($)(1)
                     On Exercise  Realized     Exercisable/      Exercisable/
  Name                   (#)        ($)       Unexercisable     Unexercisable
  ---------------------------------------------------------------------------
  Matthew W. Chapman      --        --      40,000 / 90,000          -- / --

  Robert P. Chamness      --        --     128,000 / 77,000    $173,500 / --

  Robert T. Jett          --        --      20,000 / 45,000          -- / --

  Lois M. Roberts         --        --       7,625 / 27,600      $1,951 / --

  Eric T. Wagner          --        --          -- / --              -- / --


(1)Market value of the underlying securities at December 31, 1998, $11.625 per share, minus the exercise price of the unexercised options.



       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1998, the Compensation Committee was comprised of Eran S. Ashany, J. Kenneth Brody (Chair) and Lorraine O. Legg, none of whom was otherwise employed by the Company.

In 1997, the Company formed Lori Mae, L.L.C., an Oregon limited liability company ("Lori Mae"), with Pacific Securitization, Inc., a California corporation involved in asset securitization. The Company and Pacific Securitization, Inc. each own 50 percent of the Lori Mae. Lori Mae was formed to acquire and securitize standardized small business loans and credit lines originated by the Company's client banks and other regulated financial institutions. Lorraine Legg, a member of the Company's Board of Directors, owns a 39.25 percent interest in Pacific Securitization.

                         STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and (c) an industry-specific index. The following graph includes the required information from December 31, 1993 through the end of the last fiscal year (December 31, 1998). The broad-based market index used is the Russell 2000 market index ("Russell 2000") and the industry-specific index used is the Standard & Poors Computer Software & Services Index.


                                                Annual Percentage Return
                                                     Years Ended
                                  --------------------------------------------------
Company/Index                     12/31/94  12/31/95   12/31/96  12/31/97   12/31/98
---------------------             --------  ---------  --------  ---------  --------
CFI ProServices, Inc.               (6.09)      10.19     (4.20)    (14.04)    (5.10)
S&P Software & Services             18.21       40.53     55.46      39.30     81.19
Russell 2000                        (1.82)      28.44     16.49      22.36     (2.55)



                                                     Indexed Returns
                           Base                        Years Ended
                          Period    --------------------------------------------------
Company/Index            12/31/93   12/31/94  12/31/95   12/31/96  12/31/97   12/31/98
---------------------    ---------  --------  ---------  --------  ---------  --------
CFI ProServices, Inc.    $100.00    $93.91    $103.48    $99.13     $85.22    $80.87
S&P Software & Services   100.00    118.21     166.12    258.25     359.75    651.84
Russell 2000              100.00     98.18     126.10    146.90     179.74    175.16


                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company entered into an Employment Agreement (the "Agreement") with Eric T. Wagner on November 21, 1995 when it acquired Culverin Corporation. The Agreement expires on November 20, 2000. The agreement provided Mr. Wagner with an initial annual base salary of $120,000, with adjustments made annually as determined by the Company's President, and incentive compensation based upon the achievement of certain performance objectives (determined in the manner described under "Report of the Compensation Committee on Executive Management Compensation Incentive Compensation"). In the event that the Agreement is terminated by the Company for convenience or by Mr. Wagner for good reason, then Mr. Wagner is entitled to severance in an amount not more than the amount he would have received during the remaining term of the Agreement, but not less than the lesser of (i) the amount he received during the twelve month period immediately preceding the termination or (ii) the amount he would have received during the remaining term of the Agreement.

The Company has entered into Executive Retention Agreements, currently with 13 officers of the Company, including the Named Executive Officers. The Executive Retention Agreements provide favorable severance benefits for the officers should their positions be diminished or terminated due to a change in control. Specifically, they authorize, upon the occurrence of a change-in-control, a severance payment to the officer of a single payment in cash equal to one and one half times the officer's annual compensation, including base, bonus and incentive compensation (three times annual compensation for nine executive officers, including all of the Named Executive Officers), at the rate in effect immediately prior to termination or at the rate in effect immediately prior to the change in control of the Company, whichever is greater. The officers may also receive certain other benefits in the event of a change in control, all of which are described in the Executive Retention Agreement.


                     REPORT OF THE COMPENSATION COMMITTEE ON
                        EXECUTIVE MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES
In administering the Company's executive compensation management program, the Compensation Committee is guided by the following principles:

1. The principal purpose of the program is to attract, retain and motivate key employees.

2. The program is based upon the achievement of measurable results, both short term and long term.

3. The program must therefore be composed of short-term and long-term elements based upon short-term and long-term goals.

4. A principal purpose of the program is to maximize the interest of the shareholders.

5. Meaningful stock ownership by key employees and stock performance are important components of the plan.

6. The base elements of the plan should be comparable to compensation paid by like companies for like responsibilities, but should provide opportunities for superior rewards based upon exceptional results.

7.   Exceeding plan goals should materially increase rewards.

8. The plan should reward not only Company performance, but also excellent individual performance.

9.   The plan should provide internal equity.

ELEMENTS OF THE PROGRAM
The primary elements of the compensation program are the short-term components of base pay and incentive compensation and the long-term component of stock options.

BASE PAY
The Company's executive compensation is based on the annual Financial Plan prepared by Company management and reviewed and adopted by its Board of Directors. The Plan provides the benchmark for the measurement of performance.

Surveys of companies in comparable industries are then used to set base pay. In establishing 1998 base pay, the Compensation Committee relied upon a report by Arthur Andersen LLP, which included certain published surveys and Arthur Andersen internal data. Some of the companies included in such surveys are also included in the industry specific index used by the Company in its stock performance graph. This process resulted in increases averaging ten percent from 1997 to 1998.

INCENTIVE COMPENSATION
A critical principle here is the greater the responsibility and ability to affect results, the higher the proportion of salary paid as incentive compensation. For 1998, the incentive compensation for the Company's Named Executive Officers was based upon the achievement of Plan Performance Objectives, consisting of Personal Objectives and Financial Plan Objectives. Personal Objectives for each of the Named Executive Officers other than the Chief Executive Officer were set by the Chief Executive Officer. Personal Objectives for the Chief Executive Officer were set by the Compensation Committee.

For 100% achievement of Plan Performance Objectives, each of the Named Executive Officers was to receive a percentage of his/her base salary as set forth below (the "Plan Bonus Amount"):

Matthew W. Chapman          100% of base salary
Robert P. Chamness           95% of base salary
Robert T. Jett               60% of base salary
Lois M. Roberts              50% of base salary
Eric T. Wagner               50% of base salary

Entitlement to incentive compensation begins upon achievement of least 70% of Plan Performance Objectives, provided that no incentive compensation may be awarded unless the Company achieves at least 70% of the Financial Plan Objectives. In the event the Company achieves between 70% and 100% of the Financial Plan Objectives, the Named Executive Officers would be entitled to receive a proportional amount of the incentive compensation they would be entitled to receive for achieving 100% of the Plan Performance Objectives
(3-1/3% for each 1% increase between 70% and 100% of the Financial Plan Objectives). In the event that the Company achieves in excess of 100% of the Financial Plan Objectives, the Named Executive Officers may be awarded an additional bonus in an amount equal to 1% (2% for the Named Executive Officers who are also Directors of the Company) of such officer's Plan Bonus Amount for each 1% that the Company's financial performance exceeds Financial Plan Objectives; provided, however, that in no event shall any incentive compensation be paid with respect to financial performance in excess of 120% of the Company's Financial Plan Objectives.

While the Company's program is intended to provide competitive base pay for its executives, it is designed to provide higher than competitive rewards for outstanding performance.

The Company achieved 100% of the 1998 Financial Plan Objectives. As a result, the Board of Directors determined that full bonuses be paid to the Named Executive Officers under this bonus plan related to 1998 performance.

STOCK OPTION PLANS
Stock options provide the long-term element of the compensation program. The Compensation Committee also administers the Company's stock option plans. The largest number of stock option shares are granted to those executive officers of the Company who are in a position to most significantly advance the Company's long-term goals. Except in the case of initial hires, such grants are made annually, following annual focal point reviews and salary adjustments. Most of the Company's option agreements include a five-year vesting schedule, which furthers retention of key executives. A stock option grant is intended to encourage substantial stock ownership by executive officers and to make the risks and rewards of stock ownership a principal determinant in the motivation and performance of management. Stock ownership and prospective stock ownership related to the stock ownership program are intended to insure the unity of the interests of management and the shareholders.

Since its inception, the Company has followed a policy of extending stock options to a broad base of employees below the executive management level for the purpose of strengthening employee loyalty to and identity with the Company, and motivating employee interest in the Company's success. The Company has never repriced its stock options.

COMPANY PERFORMANCE AND CEO COMPENSATION
For 1998, Matthew W. Chapman's base salary, as approved by the Compensation Committee, was $226,000. The base salary was determined using the same method as for other executive officers as discussed above under "Base Pay." As discussed under the heading "Incentive Compensation" above, the Company achieved 100% of the 1998 Financial Plan Objectives and Mr. Chapman achieved 100% of his personal objectives (as determined by the Company's Board of Directors). Therefore, Mr. Chapman received a bonus in the amount of $226,000 related to 1998 performance.

DEDUCTIBILITY  LIMITATIONS  UNDER  SECTION  162(M) OF INTERNAL  REVENUE CODE The
Company has not adopted a policy with respect to executive compensation in excess of $1,000,000 a year and has not paid such compensation. The Company will continue to review existing limitations on the tax deductibility of such compensation.

COMPENSATION COMMITTEE
J. Kenneth Brody (Chair)           Eran S. Ashany               Lorraine O. Legg

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company engaged the services of Michaels Printing, Inc. for purposes of printing and related services, for which the Company paid an aggregate of approximately $130,000 during 1998. Robert T. Jett, Executive Vice President, Secretary and a member of the Board of Directors of the Company, is the brother of Michael Jett, an equity owner of Michaels Printing, Inc. The Company believes that the terms and conditions under which printing orders have been made with Michaels Printing, Inc. have been based on competitive prices for similar services available within the Portland metropolitan area. The Company expects to continue this business relationship in 1999.

In 1997, the Company formed Lori Mae, L.L.C., an Oregon limited liability company ("Lori Mae"), with Pacific Securitization, Inc., a California corporation involved in asset securitization. The Company and Pacific Securitization, Inc. each own 50 percent of the Lori Mae. Lori Mae was formed to acquire and securitize standardized small business loans and credit lines originated by the Company's client banks and other regulated financial institutions. Lorraine Legg, a member of the Company's Board of Directors, owns a 39.25 percent interest in Pacific Securitization.

Pursuant to a Stock Sale and Purchase Agreement (the "Agreement") entered into by the Company in connection with its acquisition of all of the issued and outstanding common stock of Culverin Corporation in November 1995, Eric Wagner, a former Culverin shareholder and a Named Executive Officer, received $1,177,877 cash paid in installments through December 31, 1998, and 10,704 shares of the Company's Common Stock on January 1, 1998. Certain other contingent payments will be made on an annual basis through December 31, 2000. The contingent payments will be equal to specified percentages of the Company's revenues (as such term is defined in the Agreement) attributable to the licensing of certain products in each fiscal year during such period. Contingent payments made through December 31, 1998 total $785,203 and were made in cash. Contingent payments earned in 1999 and 2000 may be made, at the Company's option, either in cash or in combination of cash and the Company's Common Stock. The aggregate payments to be made by the Company pursuant to the Agreement to all former Culverin shareholders, including Mr. Wagner, cannot exceed $10 million.

The Company has pledged a certificate of deposit in the amount of $200,000 with a bank, securing a loan by the bank to Robert P. Chamness in connection with construction of Mr. Chamness' principal residence. The loan is scheduled to be repaid upon the sale of Mr. Chamness' current residence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and officers and persons owning more than 10% of the Company's Common Stock to file reports of initial ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made during the past fiscal year. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1998, the Company's officers, directors and ten percent shareholders complied with all applicable
Section 16(a) filing requirements.

                              SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be presented at the Company's 2000 Annual Meeting must be received by the Company at its principal executive office no later than December 8, 1999 in order to be included in the Company's 2000 Proxy Statement and proxy card. In the case of a shareholder proposal not included in the proxy statement but nonetheless raised at the annual meeting, unless the Company receives notice of the proposal not later than February 21, 2000, then the enclosed proxy allows the Company's management to use discretionary voting authority in connection with such a proposal.

By Order of the Board of Directors,


Robert T. Jett
Secretary
Portland, Oregon
April 7, 1999

                              CFI PROSERVICES, INC.
       Proxy for Annual Meeting of Shareholders to be Held on May 14, 1999

The undersigned hereby names, constitutes and appoints Matthew W. Chapman and Robert P. Chamness, and each of them with the power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of CFI ProServices, Inc. (the "Company") to be held at 10:00 a.m. Pacific Daylight Time on Friday, May 14, 1999, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned, with all the powers that the undersigned would possess if he were personally present.

1. PROPOSAL  1--Election of Directors |_| FOR all nominees, except as marked to
                                          the contrary in the list below.
                                      |_| WITHHOLD AUTHORITY to vote for all
                                          nominees listed below.

To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below:
      J. Kenneth Brody        Robert T. Jett           Lorraine O. Legg

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF
                            THE NOMINEES NAMED ABOVE.

2. PROPOSAL 2--To consider and act upon the Second Amendment to the 1995 Consolidated and Restated Stock Option Plan.

    FOR PROPOSAL 2 |_|    AGAINST PROPOSAL 2 |_|    ABSTAIN ON PROPOSAL 2 |_|

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                             APPROVAL OF PROPOSAL 2

3. PROPOSAL 3--To consider and act upon the First Amendment to the Restated Outside Director Compensation and Stock Option Plan.

    FOR PROPOSAL 3 |_|    AGAINST PROPOSAL 3 |_|    ABSTAIN ON PROPOSAL 3 |_|

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                             APPROVAL OF PROPOSAL 3

4. PROPOSAL 4--To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999.

    FOR PROPOSAL 4 |_|    AGAINST PROPOSAL 4 |_|    ABSTAIN ON PROPOSAL 4 |_|


          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                             APPROVAL OF PROPOSAL 4

5. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote at their discretion and in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.


                                    -----------------------------
                                    Shares held


                                    -----------------------------
                                    Social Security Number


                                    -----------------------------
                                    Shareholder (sign name)
                                    I do ( ) do not ( ) plan to attend the
                                      (Please check)    meeting.

                                    The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 400 S.W. Sixth Avenue, Portland, Oregon 97204, prior to the Annual Meeting. The power of the Proxy holder shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.


Signature(s)                                                  Dated_______, 1999
NOTE:Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.